                                                                    Exhibit 12.1



             Historical Computation of Earnings to Fixed Charges
           For the Years Ended September 30, 1993, 1994, 1995, 1996



                                                    1993             1994           1995           1996
                                                    ----             ----           ----           ----
Earnings:
  Earnings (loss) before income taxes           $    (70.0)       $   (84.0)    $  110.0        $   20.1
  Capitalized interest                                (0.5)            (0.9)        (2.3)           (0.8)
  Fixed Charges                                       72.1             84.8         92.3            82.9
                                                ----------        ---------     --------        --------
    Total                                       $      1.6             (0.1)    $  200.0        $  102.2
                                                ==========        =========     ========        ========
Fixed Charges
  Interest expense                              $     68.2        $    80.3     $   86.1        $   78.3
  Rent expense                                         3.4              3.6          3.9             3.8
  Capitalized interest                                 0.5              0.9          2.3             0.8
                                                ----------        ---------     --------        --------
    Total                                       $     72.1        $    84.8     $   92.3        $   82.9
                                                ==========        =========     ========        ========

Ratio of earnings to fixed charges                     -                -            2.2             1.2
                                                ==========        =========     ========        ========

Deficit of earnings to fixed charges            $     70.5        $    84.9           -               -
                                                ==========        =========     ========        ========


"Earnings" consist of earnings before income taxes and fixed charges.


"Fixed charges" consist of interest incurred, amortization of debt discount and debt issuance expenses and one-third of rental expense.

             Historical Computation of Earnings to Fixed Charges
                    For the Year Ended September 30, 1997



                                                                   Refinancing        Pro Forma for
                                                  Historical      Adjustment (1)       Refinancing
                                                  ----------      --------------       -----------
Earnings:
  Earnings (loss) before income taxes           $   (121.4)       $     7.8             $  (113.6)
  Capitalized interest                                (0.8)              -                   (0.8)
  Fixed Charges                                       86.1             (7.8)                 78.3
                                                ----------        ---------             ---------
    Total                                       $    (36.1)       $      -              $   (36.1)
                                                ==========        =========             =========
Fixed Charges
  Interest expense                              $     80.7        $    (7.8)            $    72.9
  Rent expense                                         4.6               -                    4.6
  Capitalized interest                                 0.8               -                    0.8
                                                ----------        ---------             ---------
    Total                                       $     86.1        $    (7.8)            $    78.3
                                                ==========        =========             =========

Deficit of earnings to fixed charges            $    122.2                              $   114.4
                                                ==========                              =========


"Earnings" consist of earnings before income taxes and fixed charges.


"Fixed charges" consist of interest incurred, amortization of debt discount and debt issuance expenses and one-third of rental expense.

(1) The pro forma computation of the ratio of earnings to fixed charges has been prepared to give effect to the issuance of $200 million of 9 3/8% Senior Notes due 2007 and the issuance of $225 million of 9 7/8% Senior Subordinated Notes due 2008, and the redemption of $404.3 million principal amount of the Company's 12 3/4% Senior Senior Subordinated Discount Debentures due 2005 (together with an approximately $25.8 million redemption premium) as if such transaction occurred on October 1, 1997. Pro forma interest expense for the year ended September 30, 1997 has been increased by the interest expense relating to the Notes ($44.5 million including the amortization of related deferred financing costs) and reduced by the interest expense relating to the Old Debentures ($52.3 million including amortization of deferred financing costs)

      Historical and Pro Forma Computation of Earnings to Fixed Charges
                 For the Three Months Ended December 31, 1997



                                                                   Refinancing        Pro Forma for
                                                  Historical      Adjustment (1)       Refinancing
                                                  ----------      --------------       -----------
Earnings:
  Earnings (loss) before income taxes           $    (30.4)        $    2.0              $  (28.4)
  Capitalized interest                                (0.3)              -                   (0.3)
  Fixed Charges                                       22.5             (2.0)                 20.5
                                                ----------         --------              ---------
    Total                                       $     (8.2)        $     -               $   (8.2)
                                                ==========         ========              =========
Fixed Charges
  Interest expense                              $     21.1         $   (2.0)             $   19.1
  Rent expense                                         1.1               -                    1.1
  Capitalized interest                                 0.3               -                    0.3
                                                ----------         --------              ---------
    Total                                       $     22.5         $   (2.0)             $   20.5
                                                ==========         ========              =========

Deficit of earnings to fixed charges            $     30.7                               $   28.7
                                                ==========                               ========


"Earnings" consist of earnings before income taxes and fixed charges.


"Fixed charges" consist of interest incurred, amortization of debt discount and debt issuance expenses and one-third of rental expense.

(1) The pro forma computation of the ratio of earnings to fixed charges has been prepared to give effect to the issuance of $200 million of 9 3/8% Senior Notes due 2007 and the issuance of $225 million of 9 7/8% Senior Subordinated Notes due 2008, and the redemption of $404.3 million principal amount of the Company's 12 3/4% Senior Senior Subordinated Discount Debentures due 2005 (together with an approximately $25.8 million redemption premium) as if such transaction occurred on October 1, 1997.
    Pro forma interest expense for the three months     ended December 31, 1997
    has been increased by the interest expense relating to the Notes ($11.1 million including the amortization of related deferred financing costs) and reduced by the interest expense relating to the Old Debentures ($13.1 million including amortization of deferred financing costs)